Exhibit 4.3

WARRANTS TERMS AND CONDITIONS

THE WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE OF THE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING THE OFFER AND SALE OF SUCH SECURITIES IS EFFECTIVE UNDER THE SECURITIES ACT AND IS QUALIFIED UNDER APPLICABLE STATE LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IN EACH CASE, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

Warrants Issuable:	1,243,060 Warrants

Issue Date:	[●], 2024

Shares Issuable upon exercise of all Warrants:	1,243,060 Common Shares

IN CONSIDERATION OF THE PAYMENT BY THE HOLDER OF THE SUBSCRIPTION PRICE OF THE WARRANTS, MDXHEALTH SA, a limited liability company organized under the laws of Belgium, with registered office at Rue d’Abhooz 31, 4040 Herstal (Belgium), registered with the Crossroads Bank for Enterprises under company number 0479.292.440 (the “Company”), hereby confirms that the Persons identified in Section 2 (each an “Initial Holder” and, together with their successors and permitted transferees and assigns, each a “Holder”) are entitled to subscribe to One Million Two-Hundred and Forty-Three Thousand and Sixty (1,243,060) Warrants in the aggregate (with respect to each Initial Holder, in the respective amounts set forth in Section 2), whereby each Warrant shall upon exercise entitle the Holder to one (1) fully paid-up and non-assessable (meaning that a holder of the relevant Common Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such securities) Common Share (such Common Share, as subject to adjustment hereunder, each a “Warrant Share”) at the Exercise Price per Warrant Share, all subject to the terms, conditions and adjustments set forth below in the terms and conditions set out herein (the “Conditions”). Certain capitalized terms used herein are defined in Section 1.

The Conditions have been agreed by the Company on May 1, 2024, pursuant to the Credit Agreement, dated as of May 1, 2024 (as amended or otherwise modified from time to time, the “Credit Agreement”), among MDxHealth, Inc., as borrower, the Company, the lenders party thereto, and ORC SPV LLC, as administrative agent for the lenders.

Section 1. Definitions. Capitalized terms used in these Conditions but not defined herein have the meanings ascribed thereto in the Credit Agreement as in effect on the date hereof. The following terms when used herein have the following meanings:

“Affiliate” of any Person means any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. “Control” (and its correlatives) by any Person means (a) the power of such Person, directly or indirectly, (i) to vote 20% or more of the Voting Securities (determined on a fully diluted basis) of another Person, or (ii) to direct or cause the direction of the management and policies of such other Person (whether by contract or otherwise) or (b) ownership by such Person of 10% or more of the Capital Securities of another Person.

“Aggregate Exercise Price” means, with respect to the exercise of any Warrants for Warrant Shares, an amount equal to the product of (i) the number of Warrants then being exercised pursuant to Section 4, multiplied by (ii) the Exercise Price.

“Articles of Association” means the articles of association of the Company, as amended and restated from time to time.

“Belgian Companies and Associations Code” means the Belgian Companies and Associations Code of 23 March 2019, as amended from time to time, and the rules and regulations promulgated thereunder.

“Blocked Account” has the meaning set forth in Section 4(b).

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Brussels, Belgium.

“Capital Securities” means all shares of, interests or participations in, or other equivalents in respect of (in each case however designated, whether voting or non-voting), of the Company’s share capital, and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any such share capital, in each case whether now outstanding or issued on or after the Issue Date.

“Common Shares” means the Company’s ordinary shares, with no par value per share, and “Common Share” means one (1) ordinary share in the Company, with no par value per share.

“Common Shares Deemed Outstanding” means, at any given time, the sum of (i) the number of Common Shares actually outstanding at such time, plus (ii) the number of Common Shares issuable upon exercise of Options actually outstanding at such time, plus (iii) the number of Common Shares issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided that Common Shares Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any or its wholly owned subsidiaries.

“Company” has the meaning set forth in the preamble.

“Conditions” means the present terms and conditions of the Warrants pursuant to which Warrant Shares can be subscribed for upon exercise of the Warrants.

“Confirmation Certificate” has the meaning set forth in Section 6.

“Convertible Securities” means any Capital Securities that, directly or indirectly, are convertible into or exchangeable for Common Shares, including preferred shares of the Company, if any, that may be issued from time to time.

“Credit Agreement” has the meaning set forth in the preamble.

“Exchange Rate” has the meaning set forth in Section 4(b).

“Exercise Certificate” has the meaning set forth in Section 4(a)(i).

“Exercise Date” means, for any given exercise of any Warrants, a Business Day on which the conditions to such exercise as set forth in Section 4 shall have been satisfied at or prior to 5:00 p.m., New York City time, including, without limitation, the receipt by the Company of the Exercise Certificate.

“Exercise Period” means the period from (and including) the Issue Date to (and including) 5:00 p.m., New York City time, on the Expiration Date.

“Exercise Price” means $2.4134 per Common Share for which a Warrant is exercised, as adjusted from time to time pursuant to Section 5.

“Expiration Date” means [●], 2029.1

“GH Agreement” means the Asset Purchase Agreement, dated as of August 2, 2022, between Genomic Health, Inc. and the Company, as amended by the First Amendment to Asset Purchase Agreement, dated as of January 1, 2023, as amended by the Second Amendment to Asset Purchase Agreement, dated as of August 23, 2023, as amended by the Third Amendment to Asset Purchase Agreement, dated as of October 9, 2023, and as amended, supplemented, or otherwise modified in accordance with the terms hereof from time to time.

“Holder” has the meaning set forth in the preamble.

“Independent Advisor” has the meaning set forth in Section 11(a).

“Initial Holder” has the meaning set forth in the preamble.

“Issue Date” means the date designated as such on the first page of these Conditions.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NYSE” means the New York Stock Exchange.

1	To be the five-year anniversary of the Issue Date.

“Options” means any warrants, options or similar rights to subscribe for or purchase Common Shares or Convertible Securities.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, governmental authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Registration Rights Agreement” has the meaning set forth in Section 7.

“Registration Statement” means, in connection with any public offering of securities, any registration statement required pursuant to the Securities Act that covers the offer and sales of any such securities, including any prospectus, amendments or supplements to such Registration Statement, including post-effective amendments and all exhibits and all materials incorporated by reference in such Registration Statement.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Sale of the Company” means a transaction pursuant to which (i) (x) any Person or group of Persons acting jointly or otherwise in concert (other than the Holder and any other parties to the Credit Agreement) acquires ownership, directly or indirectly, beneficially or of record, of Capital Securities of the Company having more than fifty percent (50%) of the aggregate economic interests and/or voting power, determined on a fully diluted basis, (y) any Person or group of Persons acting jointly or otherwise in concert (other than the Holder and any other parties to the Credit Agreement) acquires, by contract or otherwise, the right to appoint or elect a majority of the board of directors of the Company (the “Board”), or (z) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, are sold, leased, exclusively licensed, transferred, conveyed or otherwise disposed of, and (ii) all Obligations (as defined in the Credit Agreement) outstanding under the Credit Agreement are to be paid in full in cash, whether pursuant to the terms of the transaction, pursuant to the terms of the Credit Agreement or otherwise.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Share Distribution” means any issuance or sale by the Company of any of its Common Shares, Options or Convertible Securities, other than in connection with a dividend or distribution to holders of its Common Shares of the type described in Section 5(d) below.

“Share Reorganization” has the meaning set forth in Section 5(b).

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person, or by one or more Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Company.

“Unrestricted Conditions” has the meaning set forth in Section 12(a)(ii).

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Warrant” means a subscription right (inschrijvingsrecht / droit de souscription) that entitles the Holder to subscribe for one (1) Warrant Share in accordance with the present Conditions.

“Warrant Register” has the meaning set forth in Section 6.

“Warrant Shares” has the meaning set forth in the preamble.

Section 2. Subscription of Warrants. On the Issue Date, the Company shall (i) issue Eight Hundred Eighty-One Thousand Nine-Hundred and Six (881,906) Warrants to OrbiMed Royalty & Credit Opportunities IV, LP who agrees to subscribe to these Warrants for an aggregate subscription price of $1,744,485.56 and (ii) issue Three Hundred Sixty-One Thousand and One-Hundred and Fifty-Four (361,154) Warrants to OrbiMed Royalty & Credit Opportunities IV Offshore, LP who agrees to subscribe to these Warrants for an aggregate subscription price of $714,394.11. The subscription price shall be booked as issue premium. Such issue premium shall be accounted for on the liabilities side of the Company’s balance sheet as net equity. The account on which the issue premium shall be booked shall, like the share capital, serve as the guarantee for third parties and, save for the possibility of a capitalization of those reserves, can only be reduced on the basis of a valid resolution of the general shareholders’ meeting passed in the manner required for an amendment to the Articles of Association.

Section 3. Term of the Warrants. Subject to the Conditions, the Holder of a Warrant may exercise the Warrant as from the Issue Date until and including the Expiration Date.

Section 4. Exercise of the Warrants.

(a) Exercise Procedure. The Warrants may be exercised on any Business Day during the Exercise Period, for all or any part of the unexercised Warrants upon:

(i) delivery to the Company (at its address or by email in accordance with Section 14) of a copy of a duly completed and executed Exercise Certificate in the form attached hereto as Exhibit A (each, an “Exercise Certificate”), which certificate will specify the number of Warrants that are being exercised and the Aggregate Exercise Price; and

(ii) simultaneously with the delivery of the Exercise Certificate, payment to the Company of the Aggregate Exercise Price in accordance with Section 4(b).

(b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price must be made, at the option of the exercising Holder as set forth in the applicable Exercise Certificate, by wire transfer of immediately available funds, in the amount of such Aggregate Exercise Price, in US dollars to the special account of the Company (meeting the requirements of article 7:195 of the Belgian Companies and Associations Code) (the “Blocked Account”) that shall be notified in writing by the Company as soon as practically possible after receipt of the Exercise Certificate, but in any event no later than two (2) Business Days after the receipt of the Exercise Certificate. Should the Company’s share capital be expressed in euro in the Articles of Association, for the purpose of the capital increase and the amendment of the Articles of Association resulting from an exercise of any Warrants, the amount equal to the relevant Aggregate Exercise Price for such Warrants exercise shall be converted into euro on the basis of the relevant USD/EUR exchange ratio as shall be published by the European Central Bank on https://www.ecb.europa.eu/stats/policy_and_ exchange_rates/euro_reference_exchange_rates/html/index.en.html (or such other relevant website of the European Central Bank) (the “Exchange Rate”) on the second Business Day preceding the date of the relevant notarial deed in which the issuance of the relevant Warrant Share(s) and the corresponding capital increase are established, and whereby the final amount in euro will be rounded down to the nearest two decimals.

(c) Delivery of Warrant Shares. With respect to any exercise of any Warrants by the exercising Holder, provided that the relevant Holder has provided the necessary delivery instructions set out in the Exercise Certificate, the Company shall (i) issue and deliver to the relevant Holder a number of Common Shares equivalent to the number of Warrant Shares to which the relevant Holder is entitled in respect of that exercise within five (5) Business Days of receipt by the Company of an Exercise Certificate (provided that the applicable Aggregate Exercise Price for such Warrant Shares has been paid into the Blocked Account). The Company shall cause the Warrant Shares subscribed for hereunder to be delivered in accordance with the Conditions to the relevant Holder. Unless otherwise provided herein, upon any exercise of any Warrants, the relevant Warrants shall be deemed to have been exercised and the relevant Warrant Shares shall be deemed to have been issued, and the Holder shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the date of delivery of the relevant Warrant Shares.

(d) No Fractional Shares. The Warrants can only be exercised for a whole number of Warrants and not with respect to any fraction of a Warrant. No fractional Warrant Shares shall be issued upon the exercise of the Warrants. If as a result of an adjustment as provided herein an exercise of the Warrants were to give the right to subscribe for a fraction of a Warrant Share, the Warrants can be exercised in an aggregated manner by the Holder thereof in such a manner that the number of Warrant Shares issuable upon exercise of the Warrants (including the relevant fractions of Warrant Shares) shall be aggregated, but rounded up to the nearest whole number of Warrant Shares without further compensation to the Company in cash or otherwise in relation to the fraction of a Warrant Share that cannot be issued.

(e) Reserved.

(f) Capital Increase. In accordance with applicable Belgian law, upon exercise of any Warrants, the capital increase and issue of the corresponding number of Warrant Shares resulting therefrom shall be formally recorded before a notary public by one or more authorized representatives of the Company.

(g) Allocation of the Exercise Price. Upon exercise of any Warrants and the issue of the relevant Warrant Shares (and, as the case may be, the conversion of the applicable Aggregate Exercise Price into euro as contemplated by Section 4(b)) pursuant to the terms provided herein, the applicable Aggregate Exercise Price shall be allocated to the share capital of the Company. If the amount of the applicable (as the case may be converted) Exercise Price per Warrant Share issued is greater than the fractional value of an existing Common Share immediately prior to the capital increase, then the applicable (as the case may be converted) Exercise Price shall be allocated in such a manner that per Warrant Share issued (i) a part of the applicable (as the case may be converted) Exercise Price equal to the fractional value of an existing Common Share immediately prior to the capital increase shall be booked as share capital, and (ii) the balance of the applicable (as the case may be converted) Exercise Price shall be booked as issue premium. Such issue premium shall be accounted for on the liabilities side of the Company’s balance sheet as net equity. The account on which the issue premium shall be booked shall, like the share capital, serve as the guarantee for third parties and, save for the possibility of a capitalization of those reserves, can only be reduced on the basis of a valid resolution of the general shareholders’ meeting passed in the manner required for an amendment to the Articles of Association. Following the issue of relevant Warrant Shares and the capital increase resulting therefrom, each of the Common Shares (existing and new) shall represent the same fraction of the Company’s share capital.

(h) Further information. Within two (2) Business Days after receipt of the Exercise Certificate, the Company may request the Holder in writing to provide to the Company with such further declarations and documents, which are reasonably necessary to allow the Company to comply with all applicable legal and regulatory provisions in connection with the exercise of the Warrant and the issue or delivery of the Warrant Shares resulting therefrom.

(i) Nature and form of the Warrants

(i) The Warrants have been issued in the form of subscription rights (inschrijvingsrechten / droits de souscription), subject to the terms herein, which are binding upon the Company and the Holder. Furthermore, all Warrants are in registered form. The Warrants cannot be converted into a bearer instrument or in dematerialized form.

(ii) Subject to, and in accordance with, the Conditions set forth herein, each Warrant confers the right (but not the obligation) on the Holder thereof to subscribe, upon exercise of such Warrant, for one (1) Warrant Share to be issued by the Company (as may be adjusted as provided herein) against payment in cash of the Exercise Price (as may be adjusted as provided herein).

(j) Valid Issuance of Warrants and Warrant Shares; Payment of Taxes. With respect to the issuance and exercise of the Warrants, the Company hereby represents, warrants, covenants and agrees as follows:

(i) All Warrants are duly authorized. The Warrant has been issued by the extraordinary general shareholders’ meeting of the Company held on the Issue Date.

(ii) Any Warrant Shares issued upon an exercise of any Warrants in accordance with the provisions of the Conditions will be duly and validly authorized and issued (subject to payment by the Holder of the relevant Aggregate Exercise Price), and fully paid-up, and no further contributions in respect of such Warrant Shares will be required, and such Warrant Shares will be free from all liens and charges (other than liens or charges created by the Holder, or created with regard to income taxes or other taxes payable by the Holder incurred in connection with the exercise of Warrants or taxes in respect of any transfer made by the Holder occurring contemporaneously therewith).

(iii) The Company shall take all such actions as may be necessary to (x) comply with Section 4(l) below and (y) ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or any requirements of any foreign or domestic securities exchange upon which Warrant Shares may be listed at the time of such exercise.

(iv) The Company shall exclusively bear and pay all expenses in connection with, and all governmental charges, taxes, fees, levies, withholdings and all other such payments, that may be imposed on or with respect to, the issuance of the Warrants, and the issuance or delivery of Warrant Shares pursuant to the Conditions and the Holder shall not be affected by such payments, and the Company shall not be eligible to any indemnification for such payment from the Holder.

(v) The Company is a corporation duly organized and validly existing under the laws of Belgium and has the capacity and corporate power and authority to issue the Warrants.

(vi) The Company has taken all action required to be taken to authorize the execution, delivery and performance of the Warrants, provided however that the issuance of the relevant Warrant Shares upon exercise of the Warrants are subject to the signature of a notarial deed by an authorized representative of the Company, in front a Belgian notary public, in accordance with article 7:186 of the Belgian Companies and Associations Code, and as provided for in Section 4(f), which the Company agrees to cause to happen upon exercise of the Warrant in accordance with the Conditions.

(vii) The obligations of the Company under these Conditions are legal, valid and binding obligations, enforceable against the Company in accordance with the terms hereof, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

(viii) As of the Issue Date, the Company has complied with all obligations set forth in Section 4(l), below.

(k) Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of all or any portion of the Warrants is to be made in connection with a Sale of the Company, such exercise may, at the election of the relevant Holder, be conditioned, and the Company shall issue the Warrant Shares only (provided the relevant Conditions for the exercise of the relevant Warrants and the issuance of the Warrant Shares have been complied with), upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(l) Sufficient Authority. The Company shall at all times reserve and keep available a sufficient authority (whether pursuant to the authorized capital or otherwise on the basis of a decision by its general shareholders’ meeting) for the purpose of allowing for exercises of the Warrants and the issuance of the Warrant Shares issuable upon exercises of the Warrants pursuant to the Conditions. The Company shall take all such actions within its powers as may be necessary or appropriate in order that the Company may validly and legally issue fully paid-up and non-assessable (meaning that the relevant Holder will not by reason of merely being such the Holder of Warrant Shares, be subject to assessment or calls by the Company or its creditors for further payment on such Warrant Shares) Warrant Shares upon exercises of the Warrants pursuant to the Conditions.

(m) Rule 144 Compliance. With a view to making available to the Holder the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of the Company to the public without registration or pursuant to a Registration Statement, the Company shall:

(i) use commercially reasonable efforts to make and keep adequate public information available, as required by clause (c) of Rule 144;

(ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (excluding, for avoidance of doubt, any prospectus or registration statement which the Company is under no obligation to file); and

(iii) furnish, or otherwise make available to the Holder so long as the Holder owns Warrant Shares, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company as the Holder may reasonably request in connection with the sale of Common Shares without registration.

(n) Ownership Cap. The Company shall not knowingly effect the exercise of a Warrant, and a Holder shall not have the right to exercise a Warrant to the extent that, after giving effect to such exercise, such Holder (together with its Affiliates) would beneficially own in excess of 9.99% of the Common Shares of the Company immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Common Shares owned by a Holder and its Affiliates shall include the number of Warrant Shares issuable upon exercise of such Warrant(s) with respect to which the determination of such aggregate number is being made, but shall exclude Common Shares (if any) that would be issuable upon (i) exercise of the remaining, unexercised portion of the Warrants beneficially owned by such Holder and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other Capital Securities of the Company beneficially owned by such Holder and its Affiliates (including, without limitation, any Convertible Securities) subject to a limitation on conversion or exercise analogous to the limitations contained herein. Except as set forth in the preceding sentence, for purposes of this Section 4(n), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of these Conditions, in determining the number of outstanding Common Shares, a Holder of the Warrants may rely on the number of such outstanding Capital Securities as reflected in the most recent of (i) the Company’s Form 20-F, Form 6-K or other public filing with the SEC, as the case may be, if available, (ii) a more recent public announcement by the Company, or (iii) any other notice by the Company or its depositary or transfer agent setting forth the number of outstanding Common Shares. In addition, upon the written request of a Holder (but not more than once during any calendar quarter), the Company shall, within three (3) Business Days, confirm to a Holder the number of their outstanding Common Shares. Furthermore, upon the written request of the Company (but not more than once during any calendar quarter), a Holder shall promptly confirm to the Company their then current beneficial ownership with respect to the Company’s Common Shares.

(o) Upon exercise of any or all Warrants a Holder shall not otherwise be entitled to receive cash or Warrant Shares that are registered under the Securities Act.

Section 5. Adjustment to Number of Warrant Shares, Exercise Price, etc. The number, class, and kind of shares issuable upon exercise of a Warrant shall be subject to adjustment from time to time as provided in this Section 5.

(a) General. Notwithstanding article 7:71, §1 under the Belgian Companies and Associations Code (or its successor provision), the Company may proceed with all actions that it deems appropriate in relation to its share capital, its Articles of Association, its financial condition, even if such actions, in the absence of the changes, amendments and compensations referred to below, would lead to a reduction of the benefits allocated to the Warrants, including but not limited to, mergers or acquisitions, capital increases or reductions (including those subject to conditions precedent), the incorporation of reserves into the share capital with or without the issue of new Common Shares, the issue of dividends or other distributions, the issue of other Capital Securities and the amendment of arrangements or provisions relating to the distribution of profits or liquidation proceeds, provided, however, that (i) the terms of the Warrants may not be amended without Holders’ written consent, (ii) any such actions or transactions cannot be undertaken with the primary purpose of adversely affecting the rights, benefits or value of the Warrants, and (iii) that Common Shares issued or issuable under the Warrants shall not be treated differently (had they already been issued at that time) than other Common Shares already issued. If the rights of the Holder of the Warrants are adversely affected by an action or transaction permitted by the immediately preceding sentence, the Holders of the Warrants will not be entitled to a change of the Exercise Price or Warrant Shares issuable thereunder, an amendment to the Warrant Conditions and/or any other form of compensation (financial or otherwise) unless expressly provided for in Sections 5(b), 5(c), 5(d) and 5(e). The Parties agree that with respect to the actions or transactions specifically provided for in Sections 5(b), 5(c), 5(d) and 5(e), the changes, amendments, adjustments and/or compensations as provided in such relevant Section shall apply.

(b) Adjustment to Number of Warrant Shares Upon Share Reorganizations, Reclassifications, etc. In the event of any changes in the outstanding number of Common Shares of the Company by reason of redemptions, recapitalizations, reclassifications, combinations or exchanges of shares, splits or reverse splits, separations, reorganizations, liquidations, substitutions, replacements, or the like outside of the framework of a transaction referred to in Sections 5(c), 5(d) and 5(e) (any of the foregoing or combination thereof being a “Share Reorganization”), the number and class of Warrant Shares available upon exercise of a Warrant and the Exercise Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same Exercise Price, the number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to any such event and had the Holder continued to hold such Warrant Shares until after the event requiring adjustment. The form of the Warrant need not be changed because of any adjustment in the number of Warrant Shares subject to the Warrant.

(c) Adjustment to Number of Warrant Shares Upon Merger or (Partial) Demerger. In the event that at any time as of the Issue Date up to the Expiration Date, there shall be (i) a merger (“fusie” / “fusion”) of the Company with or into another Person whereby the Company is not the surviving entity, or (ii) a (partial) de-merger (“(partiële) splitsing” / “scission (partielle)”) of the Company, whereby in both (i) and (ii) the Common Shares of the Company are exchanged into shares, other securities, cash or other property of one or more other Persons, then the Warrant Shares to be issued upon exercise of a Warrant after the occurrence of one of such events and the Exercise Price shall be adjusted (if and to the extent required) so that, after giving effect to such adjustment, the Holder of the Warrant shall upon exercise of the Warrant be entitled to receive the number of shares, other securities, cash or other property of the successor or acquiring Persons that such Holder would have owned or have been entitled to receive had the Warrant been exercised immediately prior to the occurrence of the event concerned. An adjustment made pursuant to this Section 5(c) shall become effective immediately after the effective date of the event concerned. The Company shall inform the Holders of such adjustment by means of a notice as soon as practicable after the effective date of the event concerned. In case of any such merger or (partial) de-merger, the successor or acquiring Persons shall expressly assume the due and punctual observance and performance of each and every covenant and obligation of these Conditions to be performed and observed by the Company.

(d) Adjustment to Exercise Price Upon a Share Distribution. Subject to clause (iii) below, if the Company consummates or effects any Share Distribution for a price per Common Shares less than the Exercise Price then in effect, then, effective upon such Share Distribution, the Exercise Price shall be reduced to a price determined by multiplying the Exercise Price then in effect by a fraction, the numerator of which shall be the sum of (A) the number of Common Shares Deemed Outstanding immediately prior to such Share Distribution multiplied by the Exercise Price then in effect, plus (B) the consideration, if any, received by the Company upon such Share Distribution, and the denominator of which shall be the product of (1) the total number of Common Shares Deemed Outstanding immediately after such Share Distribution multiplied by (2) the Exercise Price then in effect. For purposes of this Section 5(d):

(i) In the event Options or Convertible Securities are included in any such Share Distribution, the price per Common Share deemed to have been issued or sold as a result of the sale or issuance of such Options or Convertible Securities, shall be equal to the price per Common Share for which Common Shares are issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities, as the case may be (determined by dividing (x) the aggregate amount, if any, received or receivable by the Company as consideration for the issuance, sale, distribution or grant of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Company, if any, upon the exercise of all such Options or the conversion or exchange of such Convertible Securities (as the case may be), by (y) the total maximum number of Common Shares issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities).

(ii) The provisions of this Section 5(d) shall not in any event operate to increase the Exercise Price.

(iii) This Section 5(d) shall not apply to any of the following:

(A)	Any issuance, sale or other distribution of Common Shares, Options or Convertible Securities pursuant to (i) any Share Reorganization, which shall instead be governed by Section 5(b) above, or (ii) any dividend or distribution to holders of Common Shares, which shall instead by governed by Section 5(e) below.

(B)	The issuance of Common Shares upon exercise or conversion of any Options or Convertible Securities included in the Common Shares Deemed Outstanding as of the Issue Date or pursuant to the GH Agreement pursuant to which the Company acquired the Oncotype DX Genomic Prostate Score test.

(C)	The grant or issuance of Common Shares, Options or Convertible Securities to members of the personnel in the sense of article 1:27 of the Belgian Companies and Associations Code (including, without limitation, members of the Board, officers, employees, consultants), or other service providers of the Company pursuant to any employee incentive plan, employee share option plan or similar equity-based benefit plans approved by the Company’s Board or shareholders’ meeting, provided that the total number of securities issued under this sub-clause for a price per Common Share less than the Exercise Price shall not constitute more than five percent (5%) of the total number of Common Shares Deemed Outstanding at any time.

(D)	The issuance or grant of Common Shares, Options or Convertible Securities in connection with transactions or financings with material strategic partners, in each case approved by the Board or the Company’s general shareholders’ meeting, as relevant; provided, that the total number of securities issued or granted under this sub-clause for a price per Common Share less than the Exercise Price shall not constitute more than five percent (5%) of the total number of Common Shares Deemed Outstanding at any time.

(e) Compensation in case of Dividends, Distributions, etc. If the Company declares or pays a dividend or distribution on its outstanding Common Shares payable in cash, Capital Securities or other property, the Holders shall be entitled to receive, at the time such dividend or distribution is paid, without additional cost to the Holders, the total number and kind of cash, Capital Securities or other property which the relevant Holder would have received had the relevant Holder owned the Warrant Shares that the relevant Holder can subscribe to upon exercise of the unexercised Warrants such Holder still holds as of the date such dividend or distribution was paid.

(f) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any change or adjustment of the type described above in this Section 5, but in any event not later than ten (10) Business Days thereafter, the Company shall furnish to the Holders a certificate of an authorized representative of the Company setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Company of a written request by the relevant Holder, but in any event not later than ten (10) Business Days thereafter, the Company shall furnish to the relevant Holder a certificate of an authorized representative of the Company certifying the number of Warrant Shares or the amount, if any, of other shares, securities or assets then issuable upon exercise of such Holder’s Warrants.

(g) Notices. In the event that, at any time during the Exercise Period the Company shall take a record of the holders of its outstanding shares (or other Capital Securities at the time issuable upon exercise of a Warrant) for the purpose of:

(i) entitling or enabling such holders to receive any dividend or other distribution, to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other security;

(ii) (x) any capital reorganization of the Company, any reclassification of any outstanding securities, any consolidation or merger of the Company with or into another Person, or (y) a Sale of the Company; or

(iii) the voluntary or involuntary dissolution, liquidation or winding-up bankruptcy or similar event involving the Company;

then, and in each such case, the Company shall send or cause to be sent to the Holder at least five (5) Business Days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution or other right or action, and a description of such dividend, distribution or other right or action, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of its shares (or such other Capital Securities at the time issuable upon exercise of a Warrant) shall be entitled to exchange their shares (or such other Capital Securities), for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrants and the Warrant Shares. The above notwithstanding, the Company shall not be required to provide the Holders with notice containing such information if the Company reasonably believes that it constitutes material non-public information, unless the relevant Holder (i) confirms to the Company in writing that it consents to receive such information, and (ii) executes a customary market standstill or equivalent agreement pursuant to which the relevant Holder will agree not to trade in the Company’s shares or other Capital Securities while in possession of such material non-public information or until such information is no longer material or non-public.

Section 6. Warrant Register. In accordance with applicable Belgian law, the Company shall keep and properly maintain at its principal executive offices a register (the “Warrant Register”) for the registration of the Warrants and any transfers thereof. The Company may deem and treat the Person in whose name a Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of a Warrant effected in accordance with the Conditions. At the request of the relevant Holder, the Company shall confirm in writing the ownership of the Warrants and the number of Warrant Shares that can still be subscribed for upon exercise of all unexercised Warrants by the relevant Holder, by means of a confirmation substantially in the form of Exhibit C (the “Confirmation Certificate”)

Section 7. Registration Rights. The Holders are entitled to the benefit of certain registration rights with respect to the Warrant Shares as provided in the Registration Rights Agreement, dated as of [●], 2024,2 by and among the Company and the Initial Holders (the “Registration Rights Agreement”), and any subsequent holder hereof shall be entitled to such rights to the extent provided in the Registration Rights Agreement. If the Company fails to cause any Registration Statement covering applicable “Registrable Securities” (as that term is defined in the Registration Rights Agreement) to be declared effective prior to the applicable dates set forth therein, or if any of the events specified in Section 2(b) of the Registration Rights Agreement occurs, and the Suspension Period (as that term is defined in the Registration Rights Agreement) (whether alone, or in combination with any other Suspension Period) continues for more than 30 days in any 12-month period, or for more than a total of 90 days, then, to the extent permitted by applicable Belgian law, the Expiration Date of the Warrants shall be extended one day for each day beyond the 30-day or 90-day limits, as the case may be, that the Suspension Period continues.

Section 8. Transfer of Warrants. Subject to Section 12 hereof, the Warrants and all rights hereunder are transferable, in whole or in part, by the relevant Holder without charge to the relevant Holder, upon delivery of a duly completed and executed Transfer Certificate in the form attached hereto as Exhibit B, to the Company at its then principal executive offices. Upon such compliance and delivery, the Company shall amend the Warrant Register to reflect the transfer and to register the new Holder of the Warrant(s) in the Warrant Register.

Section 9. The Holder Not Deemed a Shareholder; Limitations on Liability. The Holders are not shareholders of the Company solely by virtue of holding any Warrants, and therefore does not have the rights of a shareholder in relation to the Warrant Shares still to be issued or delivered to the Holder upon an exercise of a Warrant until the relevant exercise of a Warrant and the issue and delivery of the relevant Warrant Shares. Each Holder will, however, have the right to attend general shareholders’ meetings of the Company as the holder of a subscription right (inschrijvingsrecht / droit de souscription) to the extent permitted by applicable Belgian law. The Holder, as the Holder of a Warrant, will not have any voting rights with respect to general meetings of the Company nor any dividend rights until the underlying Warrant Shares have been issued to it upon exercise of any Warrants.

Section 10. [Reserved]

2	To be the Issue Date.

Section 11. Disputes; No Impairment, etc. The parties hereto agree as follows:

(a) Disputes. In the event of any dispute which arises between a Holder and the Company (including the Board) with respect to the calculation or determination of the adjusted Exercise Price, the number of Warrants, the number of Warrant Shares, other Capital Securities, cash or other property issuable upon exercise of the Warrants, the amount or type of consideration due to the relevant Holder in connection with any event, transaction or other matter described in Section 5 above or any other matter involving the Warrants, the Conditions or the Warrant Shares that is not resolved by the parties after good faith discussions and efforts to reach resolution, upon the request of the relevant Holder the disputed issue(s) shall be submitted to a firm of independent investment bankers or public accountants of recognized international standing, which (i) shall be chosen by the Company and be reasonably satisfactory to the relevant Holder (which cannot unreasonably delay or reject the appointment of investment bankers or public accountants) and (ii) shall be completely independent of the Company (an “Independent Advisor”), for determination, and such determination by the Independent Advisor shall be binding upon the Company and the relevant Holder with respect to the Warrants, any Warrant Shares issued in connection herewith or the matter in dispute, as the case may be, absent manifest error. Costs and expenses of the Independent Advisor shall be paid by the Company.

(b) Equitable Equivalent. In case any event shall occur as to which the provisions of Section 11(a) above are not strictly applicable but the failure to make any adjustment would not, in the reasonable, good faith opinion of the relevant Holder, fairly protect the rights and benefits of the relevant Holder represented by its Warrant(s) in accordance with the essential intent and principles of Section 11(a), then, in any such case, at the request of the relevant Holder, the Company shall submit the matter and issues raised by the relevant Holder to an Independent Advisor, which shall give its opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Section 11(a), to the extent necessary to preserve, without dilution, the rights and benefits represented by its Warrants. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the relevant Holder and shall make the adjustments described therein, if any. Costs and expenses of the Independent Advisor shall be shared 50/50 by the Company and the relevant Holder.

Section 12. Compliance with the Securities Act.

(a) Agreement to Comply with the Securities Act, etc.

(i) Legend. The Holder, by acceptance of Warrants, agrees to comply in all respects with the provisions of this Section 12 and the restrictive legend requirements set forth on the face of each Warrant and in the Conditions and further agrees that it shall not offer, sell or otherwise dispose of any Warrants or Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act. Subject to clause (ii) below, any recording in the relevant securities register (i.e., the Warrant Register with respect to any Warrants and the share register with respect to any Warrant Shares), any book entry, excerpt or certificate in relation to any Warrants and Warrant Shares issued upon exercise of any Warrants (unless registered under the Securities Act) shall be subject to, and to the extent stamped or imprinted, be stamped or imprinted with a legend in substantially the following form:

“THE WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THE WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING THE OFFER AND SALE OF SUCH SECURITIES IS EFFECTIVE UNDER THE SECURITIES ACT AND IS QUALIFIED UNDER APPLICABLE STATE LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IN EACH CASE, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

(ii) Removal of Restrictive Legends. Neither the Warrants nor any book entry, excerpt or certificates evidencing any Warrants or Warrant Shares issuable or deliverable under or in connection with the Conditions shall contain any legend restricting the transfer thereof (including the legend set forth above in clause (i)) in any of the following circumstances: (A) following any sale of any Warrants or any Warrant Shares issued or delivered to the Holder under or in connection with the Conditions pursuant to Rule 144, (B) if any Warrants or Warrant Shares are eligible for sale under clause (b)(1) of Rule 144, or (C) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”). If the Unrestricted Conditions are met at the time of issuance of any Warrants or Warrant Shares, as the case may be, to the reasonable satisfaction of Company’s counsel, the book entries, certificates or excerpts in relation to such Warrants or Warrant Shares, as the case may be, shall be issued free of all legends.

(iii) Replacement Warrants. The Company agrees that at such time as the Unrestricted Conditions have been satisfied it shall promptly (but in any event within ten (10) Business Days) following written request from the Holder issue a replacement book entry, certificate or excerpt in relation to any Warrants or replacement Warrant Shares, as the case may be, free of all restrictive legends.

(iv) Sale of Unlegended Shares. The Holders agree that the removal of the restrictive legend from any recording in the relevant securities register (i.e., the Warrant Register with respect to any Warrants and the share register with respect to any Warrant Shares), any book entry, excerpt or certificates in relation to any Warrants, Warrant Shares or securities as set forth in Section 12(a)(ii) above is predicated upon the Company’s reliance that the Holders will sell such Warrants or any such securities pursuant to either an effective Registration Statement or otherwise pursuant to the requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

(b) Representations of the Holder. Upon subscribing for or otherwise acquiring any Warrants, and upon an exercise of any Warrants, the relevant Holder shall (and shall be deemed to) provide to the Company the following representations, warranties, agreements, covenants, undertakings and acknowledgements:

(i) The relevant Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The relevant Holder is acquiring the Warrant(s) and will acquire the Warrant Share(s) to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of any Warrants or Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

(ii) The relevant Holder understands and acknowledges that the Warrant(s) and the Warrant Share(s) to be issued upon exercise hereof are “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such applicable laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(iii) The relevant Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant(s) and the Warrant Share(s). The relevant Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant(s) and the business, properties, prospects and financial condition of the Company.

Section 13. Pre-emptive right. In accordance with article 7:71 of the Belgian Companies and Associations Code, in the event of an increase in the share capital of the Company by cash contributions, each Holder may exercise any of its Warrants and participate as a shareholder in the new issuance, to the extent that existing shareholders of the Company have this right.

Section 14. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent before 5:00 p.m., New York City time to the recipient, and on the next Business Day if sent after 5:00 p.m., New York City to the recipient, in each case provided that sender did not receive an automated failed delivery notification; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14).

If to the Company:	MDxHealth SA

15279 Alton Parkway, Suite 100

Irvine, CA 92618

United States

Attn: General Counsel

Email: joseph.sollee@mdxhealth.com

with copies to (which shall not qualify as notice to any party hereto):

Baker Mckenzie BV/SRL

Bolwerklaan 21 Avenue du Boulevard - box 1

1210 Brussels

Belgium

Attention: Roel Meers

Email: Roel.Meers@bakermckenzie.com

and

K&L Gates LLP

300 South Tryon Street, Suite 1000

Charlotte, North Carolina 28202

United States

Attention: Mark Busch

Email: Mark.Busch@klgates.com

If to OrbiMed Royalty & Credit Opportunities IV, LP:

c/o OrbiMed Advisors LLC

601 Lexington Avenue, 54th Floor

New York, NY 10022

Attention: Matthew Rizzo; Mark Jelley; OrbiMed Credit Report

Email: RizzoM@OrbiMed.com; JelleyM@OrbiMed.com;

ROSCreditops@orbimed.com

with a copy to (which shall not qualify as notice to any party hereto):

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Peter Schwartz

Email: pschwartz@cov.com

If to OrbiMed Royalty & Credit Opportunities IV Offshore, LP:

c/o OrbiMed Advisors LLC

601 Lexington Avenue, 54th Floor

New York, NY 10022

Attention: Matthew Rizzo; Mark Jelley; OrbiMed Credit Report

Email: RizzoM@OrbiMed.com; JelleyM@OrbiMed.com;

ROSCreditops@orbimed.com

with a copy to (which shall not qualify as notice to any party hereto):

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Peter Schwartz

Email: pschwartz@cov.com

Section 15. Cumulative Remedies. Except to the extent expressly provided in Section 11 to the contrary, the rights and remedies provided in these Conditions are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

Section 16. Entire Agreement. These Conditions constitute the sole and entire agreement of the Company and the Holders with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 17. Successor and Assigns. These Conditions and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the Company, the relevant Holder, and the successors of the Company, and the successors and permitted assigns of the relevant Holder. Such successor or permitted assign of the relevant Holder shall be deemed to be a “Holder” for all purposes hereunder.

Section 18. No Third-Party Beneficiaries. These Conditions are for the sole benefit of the Company and the Holders and their respective successors and, in the case of a Holder, permitted assigns of such Holder, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of these Conditions.

Section 19. Headings. The headings in these Conditions are for reference only and shall not affect the interpretation of these Conditions.

Section 20. Amendment and Modification; Waiver. Except as otherwise provided herein, these Conditions may only be amended, modified or supplemented by an agreement in writing signed by the Company and the Holders. No waiver by the Company or the Holders of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from these Conditions shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 21. Severability. If any term or provision of these Conditions is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of these Conditions or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 22. Governing Law. These Conditions shall be governed by and construed in accordance with Belgian law without effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of Belgium.

Section 23. Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based on these Conditions, the Warrants or the transactions contemplated hereby shall be instituted in the federal courts of the United States or the courts of the State of New York, in each case located in the city and county of New York; provided that, any suit seeking enforcement against the Company may be brought, at the relevant Holder’s option, in the courts Belgium. Each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth in Section 14 shall be effective service of process for any suit, action or other proceeding, and the parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding has been brought in an inconvenient forum.

Section 24. No Strict Construction. These Conditions shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Exhibit A

to the Conditions

FORM OF EXERCISE CERTIFICATE

(To be signed only upon exercise of any Warrants)

To:	MDxHealth SA

CAP Business Center

Zone Industrielle des Hauts-Sarts

Rue d’Abhooz 31

4040 Herstal

Belgium

Dear all,

The present letter (the “Exercise Certificate”) is sent on behalf of [[name], a company organised and existing under the laws of [jurisdiction], with registered office at [address] and registered with [applicable company register] under number [number] [Drafting note: for legal entity]/[[name], of [nationality], residing at [address] [Drafting note: for natural person]] (the “Holder”).

Reference is made to the Warrants that have been issued by MDxHealth SA, a limited liability company incorporated under the laws of Belgium (the “Company”) on [●], 2024 (the “Warrants”). Capitalized words and expressions used herein will, unless otherwise defined herein, have the same meaning as in the terms and conditions of the Warrants (the “Conditions”).

The Holder hereby:

1.	notifies the Company that it irrevocably and unconditionally exercises [number] Warrants, and therefore subscribes for [number] Warrant Shares in accordance with the Conditions;

2.	requests that the Company confirms the details of the Blocked Account as soon as practicably possible via email to [email address];

3.	confirms it shall pay the relevant Aggregate Exercise Price for the present exercise of the Warrants, being USD [●] by means of a wire transfer of such amount in immediately available funds in US dollars to the Blocked Account;

4.	undertakes to fill in and sign any additional document that may be reasonably requested within two (2) Business Days after receipt of this Exercise Certificate by the Company to proceed with the issuance of the [number] Warrant Shares and the related capital increase;

5.	in accordance with Section 3(n) of the Warrant Conditions, confirms, represents and warrants that, before exercise of the Warrant pursuant to this Exercise Certificate, it beneficially owns (in accordance with Section 13(d) of the Exchange Act) [number] Common Shares;

6.	provides to the Company the representations, warranties, agreements, covenants, undertakings and acknowledgements set out in Section 12 of the Conditions as at the date of the present Exercise Certificate;

7.	instructs that the Warrant Shares to be issued as a result of the exercise of the Warrants are to be delivered to an account in the name of the Holder and recorded in the component of the Company’s share register that is maintained in the United States with the Company’s transfer agent and registrar in the United States, in accordance with the following instructions:

Name of the Holder:	[●]
Address of the Holder:	[●]

On behalf of the Holder:

By:
	Name:	[●]
	Title:	[●]
	Date:	[●]

Exhibit A-1

Exhibit B

to the Conditions

FORM OF TRANSFER CERTIFICATE

[DATE OF TRANSFER]

Dear all,

The present letter (the “Transfer Certificate”) is sent on behalf of:

(a)	[[name], a company organised and existing under the laws of [jurisdiction], with registered office at [address] and registered with [applicable company register] under number [number] [Drafting note: for legal entity]/[[name], of [nationality], residing at [address] [Drafting note: for natural person]] (the “Transferor”); and

(b)	[[name], a company organised and existing under the laws of [jurisdiction], with registered office at [address] and registered with [applicable company register] under number [number] [Drafting note: for legal entity]/[[name], of [nationality], residing at [address] [Drafting note: for natural person]] (the “Transferee”).

Reference is made to the Warrants that have been issued by MDxHealth SA, a limited liability company incorporated under the laws of Belgium (the “Company”) on [●], 2024 (the “Warrants”). Capitalized words and expressions used herein will, unless otherwise defined herein, have the same meaning as in the terms and conditions of the Warrants (the “Conditions”).

The Transferor and Transferee hereby:

1.	notify the Company that the Transferor has transferred to the Transferee [number] Warrants, in accordance with the Conditions;

2.	each provide to the Company in relation to itself the representations, warranties, agreements, covenants, undertakings and acknowledgements set out in Section 12 of the Conditions as at the date of the Transfer Certificate;

3.	notify the Company that the contact details for notices to the Transferee shall be as follows:

Name of the Transferee:	[●]
Address:	[●]
Contact person:	Name:	[●]
	Title:	[●]
	Telephone:	[●]
	Email:	[●]

4.	instruct the Company, and provide a power of attorney to any authorized representative of the Company, in order to record, on behalf of the Transferor and Transferee, the transfer of the Warrants as set out in sections 1 to 3 of this Transfer Certificate in the Warrant Register of the Company.

On behalf of the Transferor:

By:
	Name:	[●]
	Title:	[●]
	Date:	[●]

On behalf of the Transferee:

By:
	Name:	[●]
	Title:	[●]
	Date:	[●]

Exhibit B-1

Exhibit C

to the Conditions

Form of Confirmation Certificate

To:	[[name], a company organised and existing under the laws of [jurisdiction], with registered office at [address] and registered with [applicable company register] under number [number] [Drafting note: for legal entity]/[[name], of [nationality], residing at [address] [Drafting note: for natural person]] (the “Holder”)

Re:	Conditions – Confirmation Certificate

Dear all,

The present letter (the “Confirmation Certificate”) is sent on behalf of MDxHealth SA, a limited liability company incorporated under the laws of Belgium (the “Company”).

Reference is made to the Warrants that has been issued by the Company on [●], 2024 (the “Warrants”). Capitalized words and expressions used herein will, unless otherwise defined herein, have the same meaning as in the terms and conditions of the Warrants (the “Conditions”).

The Company hereby confirms to the Holder that, on [●], the Holder was registered in the Warrant Register of the Company as the owner of [●] Warrants, pursuant to which, upon full exercise of such Warrants, the Holder can subscribe to [●] Warrant Shares.

The Warrants are in registered form, and the present Confirmation Certificate does not constitute a bearer instrument incorporating any rights to the Warrants, and does not confer any rights to the Warrants.

On behalf of the Company:

By:
Name:
Title:
Date:

Exhibit C-1